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                                                                 Exhibit (c)(1)


February 17, 2003


The Board of Directors
Reuters Group PLC
85 Fleet Street
London EC4P 4AJ
England


Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Reuters Group PLC (the "Company") of the consideration to be paid by the Company pursuant to the Agreement and Plan of Merger, draft dated February 16, 2003 (the "Agreement"), among the Company, Proton Acquisition Corporation, an indirect wholly owned subsidiary of the Company, and Multex.com, Inc. (the "Merger Partner"). The Agreement provides for, among other things, a tender offer (the "Tender Offer") by Proton Acquisition Corporation to acquire each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the "Merger Partner Common Stock") (other than shares of Merger Partner Common Stock held in treasury or owned by the Company and its affiliates) for consideration equal to $7.35 per share (the "Consideration") and for a subsequent merger (the "Merger", and together with the Tender Offer, the "Transaction") of Proton Acquisition Corporation with and into the Merger Partner pursuant to which each remaining outstanding share of Merger Partner Common Stock (other than shares of Merger Partner Common Stock held in treasury or owned by the Company and its affiliates and shares owned by holders who have properly exercised their appraisal rights) will be converted into the right to receive the Consideration.

In arriving at our opinion, we have (i) reviewed a draft dated February 16, 2003 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies;
(iv) compared the financial and operating performance of the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as
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the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Merger Partner, including the Synergies and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or was furnished to us by the Merger Partner and the Company or otherwise discussed with us or reviewed by us, and we have not assumed any responsibility for independent verification of any such information or liability therefor. In addition, we have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us, nor have we conducted a physical inspection of the properties and facilities of the Company or the Merger Partner or reviewed any of the books and records of the Company or the Merger Partner. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts, including the Synergies, or the assumptions upon which they were based. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

For purposes of rendering our opinion we have assumed, with your consent, that the Synergies described by the Company as being reasonably obtainable will be obtained and that, in all respects material to our analysis, the representations and
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warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have further assumed that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, including any necessary amendments, modifications or waivers to any documents to which any of the Company is a party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the contemplated benefits to the Company of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the underlying decision by the Company to engage in the Transaction or with respect to any other terms of the Transaction. This opinion does not in any manner address the prices at which shares of the Company's common stock or the Merger Partner Common Stock will trade prior to the consummation of the Transaction or the price at which the Company's common stock will trade following consummation of the Transaction.

We have acted as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, including rendering this opinion. We will also receive an additional fee if the Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, J.P. Morgan plc and its affiliates, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company. J.P. Morgan plc and its affiliates, in the ordinary course of business, also have from time to time provided commercial banking services to the Merger Partner, and in the future may provide commercial and investment banking services to Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company pursuant to the Tender Offer and the Merger is fair, from a financial point of view, to the Company.
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This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company or the Merger Partner as to whether such shareholder should tender shares pursuant to the Tender Offer or as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Merger Partner but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN plc